Exhibit 23.1


                        CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Axeda Systems Inc.

We consent to the incorporation by reference in the registration statements (Nos. 333-103826, 333-82510 and 333-94417) on Form S-8 and (Nos. 333-109386,
333-70234 and 333-60538) on Form S-3 of Axeda Systems Inc. of our reports dated February 2, 2004, relating to the consolidated balance sheets of Axeda Systems Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows and the related consolidated financial statement schedule for each of the years in the three-year period ended December 31, 2003, which reports appear in the December 31, 2003 annual report on Form 10-K of Axeda Systems Inc.

Our reports refer to a change in the method of accounting for goodwill and other intangible assets.


/s/ KPMG LLP

Philadelphia, Pennsylvania
March 22, 2004